NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 20, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 07, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on November 07, 2023, each share of Class A Common Stock of Amneal Pharmaceuticals, Inc. (Old) was converted automatically into one (1) share of Amneal Pharmaceuticals, Inc. (New) Class A Common Stock on a share for share basis. This Form 25 only for the removal from listing on the Exchange of the Class A Common Stock of Amneal Pharmaceuticals, Inc. (Old), and not a termination of the registration of the Class A Common Stock of Amneal Pharmaceuticals, Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions Amneal Pharmaceuticals, Inc. (Old) was suspended from trading on November 07, 2023.